Exhibit (m)(1)(b)

SCHEDULE A

EATON VANCE SPECIAL INVESTMENT TRUST CLASS A DISTRIBUTION PLAN

Name of Fund	Adoption Date

Eaton Vance Balanced Fund	December 31, 1998
Eaton Vance Capital & Income Strategies Fund	October 16, 2006
Eaton Vance Equity Asset Allocation Fund	October 16, 2006
Eaton Vance Institutional Short Term Income Fund	October 21, 2002
Eaton Vance Institutional Short Term Treasury Fund	December 31, 1998
Eaton Vance Large-Cap Core Fund	June 18, 2002
Eaton Vance Large-Cap Value Fund	December 31, 1998
Eaton Vance Small-Cap Growth Fund	December 31, 1998
Eaton Vance Small-Cap Value Fund	March 18, 2002
Eaton Vance Special Equities Fund	December 31, 1998
Eaton Vance Utilities Fund	December 31, 1998
Eaton Vance Capital & Income Strategies Fund	October 16, 2006
Eaton Vance Equity Asset Allocation Fund	October 16, 2006